Exhibit 21.1

List of Subsidiariesof the Company As of December 31, 2018

Name of Entity	Jurisdiction of Incorporation/Organization
Future FinTehc Group Inc.	Florida, U.S.
SkyPeople Juice Group Co., Ltd.	P.R.C.
HeDeTang Holdings (HK) Ltd.	Hong Kong Special Administrative Region of the P.R.C.
Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd.	P.R.C.
Huludao Wonder Fruit Co., Ltd.	P.R.C.
Yingkou Trusty Fruit Co., Ltd.	P.R.C.
Hedetang Foods Industry (Yidu) Co., Ltd	P.R.C.
Hedetang Agricultural Plantations (Yidu) Co., Ltd.	P.R.C.
SkyPeople (Suizhong) Fruit and Vegetable Products Co., Ltd.	P.R.C.
Hedetang Farm Products Trading Market (Mei County) Co., Ltd	P.R.C.
Shaanxi Guo Wei Mei Kiwi Deep Processing Co., Ltd.	P.R.C.
HedeJiachuan Holding Group Co., Ltd.,	P.R.C.
Xi’an Hedetang Nutritious Food Research Institute Co., Ltd	P.R.C.
Xi’an Cornucopia International Co., Ltd.	P.R.C.
HedeJiachuan Foods (Xi’an) Co. Ltd.	P.R.C.
Hedetang Foods Industry (Jingyang) Co., Ltd.	P.R.C.
HedeJiachuan Foods (Yichang) Co. Ltd	P.R.C.
Xi’an Hedetang E-Commerce Co., Ltd.	P.R.C.
Hedetang Foods (China) Co., Ltd.	P.R.C.
Shaanxi China Agricultural Silk Road Farm Products Trading Center Co., Ltd.	P.R.C.
Hedetang Foods Industry (Zhouzhi) Co., Ltd.	P.R.C.
GlobalKey Supply Chain Limited	P.R.C.
Shaanxi Heying Trading Co. Ltd	P.R.C
Zhonglian Hengxin Assets Management Co., Ltd.	P.R.C
Future FinTech (Hong Kong) Limited	Hong Kong, P.R.C
DigiPay FinTech Limited	British Virgin Islands
Digital Online Marketing Limited	British Virgin Islands
SkyPeople Foods Holdings Limited	British Virgin Islands
QR (HK) Limited	Hong Kong, P.R.C
DCON DigiPay Limited	Tokyo, Japan.
GlobalKey SharedMall Limited	Cayman Islands
Future Digital FinTech (Xi’an) Co., Ltd.	P.R.C
Chain Future Digital Tech (Beijing) Co., Ltd.	P.R.C
Chain Future Digital Tech (Tianjin) Co., Ltd	P.R.C
Hedetang Holdings (Shenzhen) Co., Ltd.	P.R.C
GloblalKey Network and Technology (Beijing) Co., Ltd .	P.R.C
Shenzhen Hedetang Industrial Co., Ltd.	P.R.C